As filed with the Securities and Exchange Commission on August 4, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

NRG YIELD, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1777204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

211 Carnegie Center Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

NRG Yield, Inc. Amended and Restated 2013 Equity Incentive Plan

(Full title of the plans)

David R. Hill

Executive Vice President & General Counsel

NRG Yield, Inc.

211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Katayun I. Jaffari
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
(215) 665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, par value $0.01 per share	1,021,250(3)	$19.375	$19,786,718.75	$2,299.22
Class C common stock, par value $0.01 per share	2,000,000(4)	$19.02	$38,040,000.00	$4,420.25
Total	(5)			$6,719.47

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A common stock or Class C common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock or Class C common stock.

(2)

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices of the Registrant’s Class A common stock and Class C common stock, as applicable, as reported on the New York Stock Exchange on July 30, 2015.

(3)

Represents the additional shares of Class A common stock issuable pursuant to the NRG Yield, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Amended and Restated Plan”) being registered hereon as a result of the increase in shares reserved under the Amended and Restated Plan on May 14, 2015.

(4)

Represents the shares of Class C common stock issuable pursuant to the Amended and Restated Plan being registered hereon as a result of the increase in shares reserved under the Amended and Restated Plan on May 14, 2015.

(5)

The Registrant may issue up to 2,000,000 shares of Class A common stock and/or Class C common stock, but in no event shall the Registrant be entitled to issue more than an aggregate of 2,000,000 shares of Class A common stock and Class C common stock under the Amended and Restated Plan.

EXPLANATORY NOTE

On May 14, 2015, NRG Yield, Inc. (the “Registrant”) completed its previously approved stock split, whereby (i) each outstanding share of the Registrant’s Class A common stock was split into one share of Class A common stock and one share of Class C common stock and (ii) each outstanding share of Class B common stock was split into one share of Class B common stock and one share of Class D common stock (the “Stock Split”).

In connection with the Stock Split, the Registrant adopted the Amended and Restated Plan to (i) allow for the use of shares of Class C common stock for equity awards; (ii) increase the number of shares available from 978,750 shares to 2,000,000 shares and (iii) make minor technical changes. Under the Amended and Restated Plan, the Registrant may issue up to 2,000,000 shares of either Class A common stock or Class C common stock, but in no event shall the Registrant be entitled to issue more than an aggregate of 2,000,000 shares of Class A common stock and Class C common stock under the Amended and Restated Plan.

The Registrant is filing this registration statement in order to reflect (i) the ability to issue shares of Class C common stock under the Amended and Restated Plan, and (ii) the additional shares of Class A common stock made available for issuance under the Amended and Restated Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                                                         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 8, 2015;

(c)                                  The Registrant’s Current Reports on Form 8-K filed on August 18, 2014 as amended by Amendment No. 1 to Form 8-K filed on October 14, 2014, January 6, 2015 as amended by Amendment No. 1 to Form 8-K on January 16, 2015, February 27, 2015 (in connection with entry into a supplemental indenture), March 9, 2015, March 12, 2015, April 15, 2015, April 16, 2015, May 5, 2015 (in connection with entry into a supplemental indenture), May 8, 2015, May 15, 2015, May 22, 2015, June 9, 2015, June 18, 2015, June 22, 2015, June 24, 2015, June 29, 2015 and July 6, 2015; and

(d)                                 The description of the Registrant’s Class A common stock and Class C common stock contained in the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-36002) filed with the Commission on May 8, 2015, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s second amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The Registrant has entered into indemnification agreements with certain of its executive officers and directors pursuant to which the Registrant will agree to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above are not exclusive of any other right which an indemnified persons may have or hereafter acquire under any statute, provision of the Registrant’s second amended and restated certificate of incorporation, its second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.                                                         Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on August 4, 2015.

NRG YIELD, INC.

By:	/s/ Brian E. Curci
Name: Brian E. Curci
Title: Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints David R. Hill and Brian E. Curci, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney.  This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ David Crane	President and Chief Executive Officer and Director	August 4, 2015
David Crane	(principal executive officer)

/s/ Kirkland B. Andrews	Executive Vice President and Chief Financial Officer	August 4, 2015
Kirkland B. Andrews	(principal financial officer)

/s/ David Callen	Vice President and Chief Accounting Officer	August 4, 2015
David Callen	(principal accounting officer)

/s/ Mauricio Gutierrez	Director	August 4, 2015
Mauricio Gutierrez

/s/ Christopher S. Sotos	Director	August 4, 2015
Christopher S. Sotos

/s/ John F. Chlebowski	Director	August 4, 2015
John F. Chlebowski

	Director	August 4, 2015
Ferrell P. McClean

/s/ Brian R. Ford	Director	August 4, 2015
Brian R. Ford

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of NRG Yield, Inc. (incorporated herein by reference to Exhibit 3.1 of NRG Yield, Inc.’s Current Report on Form 8-K, filed on May 15, 2015).
4.2

Certificate of Correction to Second Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to NRG Yield, Inc.’s Current Report on Form 8-K filed on June 9, 2015).

4.3	Second Amended and Restated Bylaws of NRG Yield, Inc. (incorporated herein by reference to Exhibit 3.2 of NRG Yield, Inc.’s Current Report on Form 8-K, filed on July 26, 2013).
4.4	Form of Specimen Stock Certificate for Class A common stock of NRG Yield, Inc. (incorporated by reference to Exhibit 4.1 to NRG Yield, Inc.’s Form 8-A/A, filed on May 8, 2015).
4.5	Form of Specimen Stock Certificate for Class C common stock of NRG Yield, Inc. (incorporated by reference to Exhibit 4.2 to NRG Yield, Inc.’s Form 8-A/A, filed on May 8, 2015).
5.1*	Opinion of Ballard Spahr LLP.
23.1*	Consent of KPMG LLP, independent registered public accounting firm with respect to the audited financials of NRG Yield, Inc.
23.2*	Consent of PricewaterhouseCoopers LLP, independent auditors with respect to the audited financials of GCE Holding LLC.
23.3*	Consent of KPMG LLC, independent auditors with respect to the audited financials of the Alta Wind Portfolio of Terra-Gen Power, LLC.
23.4*	Consent of KPMG LLP, independent auditors with respect to the audited financial statements of Laredo Ridge Wind, LLC.
23.5*	Consent of KPMG LLP, independent auditors with respect to the audited financial statements of WCEP Holdings, LLC.
23.6*	Consent of KPMG LLP, independent auditors with respect to the audited financial statements of Tapestry Wind, LLC.
23.7*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).
99.1	NRG Yield, Inc. Amended and Restated 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to NRG Yield, Inc.’s Current Report on Form 8-K, filed on May 15, 2015).

*              Filed herewith.